UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2008
THE CHUBB CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	1-8661	13-2595722

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

15 Mountain View Road, P.O. Box 1615, Warren, New Jersey	07061-1615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (908) 903-2000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)	On June 11, 2008, the Board of Directors of The Chubb Corporation (Chubb) appointed James M. Zimmerman as a member of Chubb’s Board of Directors, filling an existing vacancy. In addition, Mr. Zimmerman was appointed to the Organization & Compensation Committee of Chubb’s Board of Directors.

Mr. Zimmerman is an independent director. There is no arrangement or understanding between Mr. Zimmerman and any other persons or entities pursuant to which Mr. Zimmerman was appointed as a director. Since January 1, 2008, neither Mr. Zimmerman nor any immediate family member of Mr. Zimmerman has been a party to any transaction or currently proposed transaction with Chubb that is reportable under Item 404(a) of Regulation S-K.

Upon his appointment to the Board, Mr. Zimmerman became entitled to a prorated portion of Chubb’s $60,000 annual non-employee director retainer fee in the amount of $35,000, a prorated portion of Chubb’s Organization & Compensation Committee’s $7,500 retainer in the amount of $4,375 and a prorated equity award under The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (the Director Plan) in the form of 1,301 total shareholder return units and 433 fully vested stock units. Going forward, Mr. Zimmerman will participate in Chubb’s compensation and benefit programs on the same basis as Chubb’s other non-employee directors. Information regarding Chubb’s annual non-employee director retainer fee, committee retainers, the Director Plan and Chubb’s other compensation and benefit programs for non-employee directors is set forth in Chubb’s proxy statement dated March 20, 2008 under the heading “Corporate Governance – Director Compensation.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHUBB CORPORATION
Date: June 16, 2008	By:	/s/ W. Andrew Macan
		Name:	W. Andrew Macan
		Title:	Vice President and Secretary